Exhibit 99.1
Isabella Bank Corporation Announces Third Quarter 2024 Dividend
Mt. Pleasant, Michigan, September 4, 2024 - Isabella Bank Corporation (OTCQX:ISBA) today announced its Board of Directors declared a third-quarter cash dividend of $0.28 per common share at its regular meeting on August 28, 2024. The dividend will be payable September 30, 2024 to shareholders of record as of September 26, 2024. Based on ISBA’s closing stock price of $19.15 per share as of August 28, 2024, the annualized cash dividend yield is 5.85%.
“I am pleased to announce a $0.28 per share third quarter cash dividend. We continually focus on our financial performance and implementing strategic initiatives to improve shareholder value," said Jerome E. Schwind, President and Chief Executive Officer. "Our ongoing commitment to provide an attractive return on shareholder investment is evidenced by our dividend yield."
About the Corporation
Isabella Bank Corporation (OTCQX:ISBA) is the parent holding company of Isabella Bank, a state-chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving its customers' and communities' local banking needs for over 120 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust, and estate planning services. The Bank has locations throughout eight Mid-Michigan counties: Bay, Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.
For more information about Isabella Bank Corporation, visit the Investor Relations link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's investor relations firm is Stonegate Capital Partners, Inc. (www.stonegateinc.com).
Contact
Lori Peterson, Director of Marketing Phone: 989-779-6333 Fax: 989-775-5501
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.